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                                                               EXHIBIT 5.1


                   [PILLSBURY MADISON & SUTRO LLP LETTERHEAD]


                                November 9, 2000


IDEC Pharmaceuticals Corporation
3030 Callan Road
San Diego, California  92121

         Re: IDEC Pharmaceuticals Corporation Registration Statement on
             Form S-3 for Sale of 2,300,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to IDEC Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the registration for sale of 2,000,000 shares (2,300,000 shares including the underwriters over-allotment option) of common stock (the "Shares") pursuant to the U.S. Purchase Agreement by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney, Inc., and Banc of America Securities LLC, and the International Purchase Agreement by and among the Company, Merrill Lynch International, Salomon Brothers International Limited and Bank of America International Limited (collectively, the "Purchase Agreements"). The Shares are to be sold in accordance with the Purchase Agreements, as described in the Company's Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-B.

     We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance of the Shares, and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and



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November __, 2000
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regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-B.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                            Very truly yours,



                                            /s/ PILLSBURY MADISON & SUTRO LLP



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